Exhibit 99.1

Textura Announces Completion of LATISTA Acquisition

Chicago, Illinois. — December 2, 2013 — Textura® Corporation (NYSE: TXTR), the leading provider of collaboration solutions for the construction industry, announced today that it has closed its previously announced acquisition of LATISTA™, the leading provider of mobile-enabled solutions for construction project collaboration.

Patrick Allin, Chairman and Chief Executive Officer, Textura Corporation, said, “We are excited to announce that LATISTA has formally joined Textura and contributes to our growing suite of collaboration solutions for the construction industry. By expanding our platform to include field management solutions we are increasing collaboration and efficiencies right to the field job site to keep our clients connected from project start through finish. This acquisition further demonstrates our commitment to lead the technology transformation of the construction industry.”

LATISTA has unique expertise in mobile applications for construction. Their modules handle mission critical construction workflows, including quality management, punch lists, safety, electronic commissioning, and document management, including managing project specific plans and drawings.

About LATISTA
LATISTA is the leading provider of mobile-enabled solutions for collaboration between the field and the office for construction firms. Globally top-ranked companies utilize our mobile enterprise software daily to reduce project costs and risks. For further information, please visit www.latista.com.

About Textura
Textura is the leading provider of collaboration and productivity tools for the construction industry. Our solutions serve all construction industry professionals across the project lifecycle – from takeoff, estimating, design and pre-qualification to bid management, submittals, LEED® management and payment.

Textura’s collaboration platform and online product suite represent the first time the industry has all the tools needed to manage their business in an integrated fashion to save time and money and reduce exposure to risks. With award winning technology, world-class customer support and consistent growth, Textura is leading the construction industry’s technology transformation. www.texturacorp.com

Investor Contacts:
Jillian Sheehan
Textura Corporation, EVP & CFO
847-235-8440

•	or
ir@texturacorp.com
847-457-6553